Exhibit 12


                            FLORIDA POWER CORPORATION
                        Statement of Computation of Ratios
                              (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:



                                         12-Months          Year Ended
                                       Ended June 30,       December 31,
                                       1995     1994       1994     1993
                                      ------   ------     ------   ------

     Net Income                       $212.7   $201.5     $200.8   $194.9

     Add:
      Operating Income Taxes           122.2    112.8      114.7    104.5
      Other Income Taxes                (0.7)    (0.1)      (0.8)    (0.1)
                                      ------   ------     ------   ------
     Income Before Taxes               334.2    314.2      314.7    299.3

     Total Interest Charges            107.0    107.5      108.4    105.8
                                      ------   ------     ------   ------
     Total Earnings (A)               $441.2   $421.7     $423.1   $405.1
                                      ------   ------     ------   ------
     Fixed Charges (B)                $107.0   $107.5     $108.4   $105.8
                                      ------   ------     ------   ------
      Ratio of Earnings to
       Fixed Charges (A/B)              4.12     3.92       3.90     3.83
                                       =====    =====      =====    =====